NEWS RELEASE
Five Below, Inc. Announces Fourth Quarter and Fiscal 2017 Financial Results
Reports fourth quarter sales growth of 30% to $504.8 million; diluted EPS increase of 34% to $1.21
Reports fiscal 2017 sales growth of 28%; diluted EPS increase of 42% to $1.84
Provides first quarter and full year fiscal 2018 guidance
Announces first ever share repurchase authorization for $100MM

PHILADELPHIA, PA – (March 21, 2018) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the fourth quarter and full year of fiscal 2017 ended February 3, 2018, both of which contained one additional week ("53rd week") versus the comparable prior periods.

For the fourth quarter ended February 3, 2018:

•
Net sales increased 30.1% to $504.8 million from $388.1 million in the fourth quarter of fiscal 2016. Excluding the impact of the 53rd week in fiscal 2017, net sales increased 26.0%; comparable sales increased 5.9% on a thirteen week basis.

•	Net sales in the 53rd week were $15.7 million and represented approximately $0.03 cents in diluted earnings per share.

•	Operating income increased 31.2% to $103.5 million from $78.9 million in the fourth quarter of fiscal 2016.

•	The Company ended the quarter with 625 stores in 32 states. This represents an increase of 19.7% from the end of the fourth quarter of fiscal 2016.

•	Net income was $67.4 million, an increase of 35.3% compared to $49.8 million in the fourth quarter of fiscal 2016.

•
Diluted income per common share was $1.21, an increase of 34.4% compared to $0.90 in the fourth quarter of fiscal 2016. Diluted income per common share included a $0.03 benefit in the fourth quarter of fiscal 2017 due to the adoption of a new accounting standard in fiscal 2017 for employee share-based payments.

For the fiscal year ended February 3, 2018:

•
Net sales increased 27.8% to $1,278.2 million compared to $1,000.4 million in fiscal 2016. Excluding the impact of the 53rd week in fiscal 2017, net sales increased 26.2%; comparable sales increased 6.5% on a fifty-two week basis.

•	Net sales in the 53rd week were $15.7 million and represented approximately $0.03 cents in diluted earnings per share.

•	Operating income increased 38.1% to $157.4 million compared to $114.0 million in fiscal 2016.

•	The Company opened 103 net new stores compared to 85 net new stores opened in fiscal 2016.

•	Net income was $102.5 million, an increase of 42.6% compared to $71.8 million in fiscal 2016.

•
Diluted income per common share was $1.84, an increase of 41.5% compared to $1.30 per share in fiscal 2016. Diluted income per common share included a $0.05 benefit in fiscal 2017 due to accounting for employee share-based payments.

Joel Anderson, President and CEO, stated, “We are extremely pleased with our strong fourth quarter results, which capped an incredible year for Five Below, delivering outperformance on both the top and bottom line. For the year, sales grew 28%, we achieved a record operating margin of 12.3%, and net income grew over 40%. Our solid financial and operational performance continues to reinforce the universal appeal of Five Below and the strength, consistency and flexibility of our model. Given the strength of our balance sheet, free cash flow generation and year-end cash and investments position, we are announcing our first ever share repurchase authorization for $100 million dollars.”

Mr. Anderson added, “We are excited to begin 2018 with momentum and are in a position of strength to execute against our key strategic priorities. With a portion of the recent tax reform benefits, we are accelerating important investments focused on our associates, systems and infrastructure, further solidifying the foundation to support our future growth. The majority of the benefit from tax reform will flow through to our shareholders. We remain confident in our 2,500 plus store potential and ability to achieve 20% top line growth with 20% plus bottom line growth through 2020."

First Quarter and Fiscal 2018 Outlook:
For the first quarter of fiscal 2018, net sales are expected to be in the range of $290 million to $294 million based on opening approximately 30 new stores and assuming a 3% to 4% increase in comparable sales. Net income is expected to be in the range of $17.4 million to $18.8 million, with a diluted income per common share range of $0.31 to $0.34 on approximately 55.9 million estimated diluted weighted average shares outstanding.

For the full year of fiscal 2018, net sales are expected to be in the range of $1.495 billion to $1.510 billion based on opening approximately 125 new stores and assuming a 1% to 2% increase in comparable sales. Net income is expected to be in the range of $132.7 million to $136.3 million, with a diluted income per common share range of $2.36 to $2.42 on approximately 56.2 million estimated diluted weighted average shares outstanding.

As a result of the Tax Cuts and Jobs Act legislation, the effective tax rate in fiscal 2018 is expected to be approximately 24.5%.

Share Repurchase Program:
The Company also announced that its board of directors has approved a stock repurchase program for up to $100 million of its common shares through March 31, 2021. The number of common shares actually repurchased, and the timing and price of repurchases, will depend upon market conditions, Securities and Exchange Commission requirements, and other factors. Shares may be repurchased from time to time on the open market, in privately negotiated transactions, or otherwise. Purchases may be started or stopped at any time without prior notice depending on market conditions and other factors.

Conference Call Information:
A conference call to discuss the fourth quarter and full year fiscal 2017 financial results is scheduled for today, March 21, 2018, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6510 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10117405. The replay will be available until April 4, 2018.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff because everything is just $5 and below across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has approximately 650 stores in 32 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	February 3, 2018	January 28, 2017
Assets
Current assets:
Cash and cash equivalents	$112,669	$76,088
Short-term investment securities	131,958	77,791
Inventories	187,037	154,448
Prepaid income taxes	2,264	1,552
Prepaid expenses and other current assets	45,434	29,910
Total current assets	479,362	339,789
Property and equipment, net	180,349	138,376
Deferred income taxes	6,676	11,039
Long-term investment securities	27,702	10,514
Other assets	1,619	818
	$695,708	$500,536

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—
Accounts payable	73,033	51,178
Income taxes payable	25,275	23,939
Accrued salaries and wages	22,906	10,794
Other accrued expenses	43,246	30,652
Total current liabilities	164,460	116,563
Deferred rent and other	72,690	52,568
Total liabilities	237,150	169,131
Shareholders’ equity:
Common stock	554	549
Additional paid-in capital	346,300	321,603
Retained earnings	111,704	9,253
Total shareholders’ equity	458,558	331,405
	$695,708	$500,536

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Fourteen weeks ended	Thirteen weeks ended	Fifty-three weeks ended	Fifty-two weeks ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net sales	$504,832	$388,090	$1,278,208	$1,000,410
Cost of goods sold	297,342	228,673	814,795	643,373
Gross profit	207,490	159,417	463,413	357,037
Selling, general and administrative expenses	103,995	80,552	306,022	243,075
Operating income	103,495	78,865	157,391	113,962
Interest income, net	556	88	1,458	299
Income before income taxes	104,051	78,953	158,849	114,261
Income tax expense	36,674	29,165	56,398	42,421
Net income	$67,377	$49,788	$102,451	$71,840
Basic income per common share	$1.22	$0.91	$1.86	$1.31
Diluted income per common share	$1.21	$0.90	$1.84	$1.30
Weighted average shares outstanding:
Basic shares	55,348,495	54,889,718	55,208,246	54,845,708
Diluted shares	55,725,959	55,157,603	55,561,472	55,128,870

FIVE BELOW, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fifty-three weeks ended	Fifty-two weeks ended
	February 3, 2018	January 28, 2017
Operating activities:
Net income	$102,451	$71,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,241	26,631
Share-based compensation expense	16,373	11,953
Deferred income tax expense (benefit)	4,363	(2,532)
Other non-cash expenses	138	109
Changes in operating assets and liabilities:
Inventories	(32,589)	(6,079)
Prepaid income taxes	(1,277)	(211)
Prepaid expenses and other assets	(16,366)	(14,875)
Accounts payable	19,809	(5,451)
Income taxes payable	1,902	11,997
Accrued salaries and wages	12,112	3,133
Deferred rent	15,886	7,855
Other accrued expenses	11,338	2,252
Net cash provided by operating activities	167,381	106,622
Investing activities:
Purchases of investment securities	(234,856)	(119,746)
Sales, maturities, and redemptions of investment securities	163,501	77,776
Capital expenditures	(67,795)	(44,794)
Net cash used in investing activities	(139,150)	(86,764)
Financing activities:
Net proceeds from issuance of common stock	251	208
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	9,603	3,290
Common shares withheld for taxes	(1,504)	(1,904)
Excess tax benefit related to exercises of stock options and vesting of restricted and performance-based restricted stock units	—	1,555
Net cash provided by financing activities	8,350	3,149
Net increase in cash and cash equivalents	36,581	23,007
Cash and cash equivalents at beginning of year	76,088	53,081
Cash and cash equivalents at end of year	$112,669	$76,088